EXCAL ENTERPRISES LETTERHEAD

July 27, 1999

Dear Fellow Excal Shareholder:

      Once again a dissident minority shareholder is trying to gain a seat on the Board of Directors of your Company in pursuit of his own agenda. Mr. Jeffrey Eisenberg, the manager of EP Opportunity Fund, a hedge fund, wants to be elected as an Excal director and pass an amendment to the Company's bylaws that would give him personal veto power over any Board activities. Mr. Eisenberg believes that the Company should sell the Imeson Center property and liquidate your Company. Your Board is strongly opposed to Mr. Eisenberg and his personal agenda. To support existing management, disregard the Blue Proxy he is mailing to you.

     We have had minority shareholders put forth the same agenda of selling the Imeson Center and liquidating your Company in the past. Thanks to your support, these agendas were not followed. Your trust in existing management has proven correct. The revenue and operating profit of the Imeson Center (and therefore its value) have steadily increased under the guidance and direction of your existing Board of Directors. In 1996, you supported existing management by passing several bylaw changes in response to attempts by small groups of shareholders to gain control of Excal. We ask you to continue your support by re-electing John Caskey as a director and voting "Against" Mr. Eisenberg's proposed bylaw change. Please sign, date, and mail promptly your enclosed white proxy.

      You should be aware that we are currently in the midst of sensitive negotiations with Sara Lee and Laney & Duke for renewal of the lease with Laney & Duke at the Imeson Center, which accounted for over 52% of the revenue of the Imeson Center in fiscal 1999 and 1998. Representatives of Sara Lee have told us on several occasions their concern that they continue to deal with existing management. As such, we believe the election of Mr. Eisenberg as a director and/or the passage of his bylaw amendment proposal would have a significant negative impact on these negotiations. The non-renewal of this lease would have an extremely negative impact on the cash flows and value of the Imeson Center.

     You originally received a Proxy Statement from us asking you to vote for John Caskey as director. You also received a Supplemental Proxy Statement outlining Mr. Eisenberg's proposal to require 100% vote of the Board to conduct any business. Your vote is very important. Please sign, date and mail the enclosed proxies with a vote FOR JOHN CASKEY as director and a vote AGAINST the bylaw amendment. PLEASE ACT TODAY!

     You may be receiving a Proxy Statement from Mr. Eisenberg with a Blue Proxy. To support existing management, simply disregard the Blue Proxy and do not sign it or send it in not even as a vote of protest.

     Your Board of Directors looks forward to continuing to work on your behalf to increase the value of the Imeson Center and your Company. Once again, we appreciate your support and trust.

Sincerely,

/S/ W. CAREY WEBB
W. Carey Webb
President and CEO